UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2014

DYNATRONICS CORPORATION
(Exact name of registrant as specified in its charter)

Utah	0-12697	87-0398434
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7030 Park Centre Dr., Salt Lake City, Utah	84121
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (801) 568-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Failure to Satisfy a Continued Listing Rule or Standard

As disclosed by the Company in Item 5.02 of this Current Report on Form 8-K, by press release dated November 12, 2014, the Company announced that Joseph H. Barton, a member of our Board of Directors (the “Board”), passed away on November 7, 2014. Following Mr. Barton’s death only two of the remaining four members of the Board met the independence requirements of the Marketplace Rules (the “NASDAQ Rules”) of the NASDAQ Stock Market (“NASDAQ”). As a result, a majority of the Board is not currently comprised of directors who meet the independence requirements as set forth in NASDAQ Rule 5605(b)(1), which requires that a NASDAQ-listed company’s board of directors consist of a majority of “independent directors” (as defined in NASDAQ Rule 5605(a)(2)). In addition, the Audit Committee of the Board currently consists of only two independent directors, rather than the minimum three independent directors required by NASDAQ Rule 5605(c)(2).

On November 11, 2014, in accordance with the NASDAQ Rules, the Company contacted NASDAQ to notify them of Mr. Barton’s passing and the resulting non-compliance with the rules indicated above.  The Company informed NASDAQ that the Board intended to address its non-compliance in accordance with NASDAQ Rule 5605(b)(1)(A), which grants the Company a cure period of 180 days from the date of Mr. Barton’s passing in order to regain compliance, inasmuch as the Company intends to hold its next annual meeting of shareholders within 180 days from the date of his passing.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company announced that Joseph H. Barton, a member of the Company’s Board since 2004 and a member of the Audit Committee of the Board, passed away on November 7, 2014 after a lengthy battle with cancer.  The Company intends to nominate and elect a new independent director to fill the vacancy created by Mr. Barton’s death at the next annual meeting of shareholders of the Company.

Item 9.01 Financial Statements and Exhibits

A copy of the press release of the Company announcing the passing of its director, Joseph H. Barton, is furnished as an exhibit to this Current Report on Form 8-K.

99.1	Press Release dated November 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNATRONICS CORPORATION

By: /s/ Kelvyn H. Cullimore, Jr.
Kelvyn H. Cullimore, Jr.
Chairman and President

Date:  November 12, 2014